Exhibit 99.1

News Release

Babcock & Wilcox Announces Third Quarter 2017 Results
- U.K. Renewable new-build projects continue to advance
- Cost-savings actions targeting $45 million in annual savings underway
- Evaluating strategic alternatives for MEGTEC and Universal

(CHARLOTTE, N.C. – November 8, 2017) – Babcock & Wilcox Enterprises, Inc. ("B&W") (NYSE: BW) announced today third quarter 2017 revenues of $408.7 million, a decrease of $2.3 million, or 0.5%, compared to the third quarter of 2016. GAAP earnings per share in third quarter 2017 were a loss of $2.48 compared to earnings per share of $0.18 in third quarter 2016. Included in third quarter 2017 GAAP earnings are non-cash goodwill impairment charges of $86.9 million, or $1.86 per share. Adjusted earnings per share were a loss of $0.49 for the three months ended September 30, 2017 compared to adjusted earnings per share of $0.36 in the prior year period. A reconciliation of non-GAAP results is provided in Exhibit 1.

“During the quarter, we made significant progress on our U.K. Renewable new-build projects, and we continue to expect these projects to be substantially construction complete by mid-2018,” said E. James Ferland, Chairman and Chief Executive Officer. “Importantly, we were able to agree to design changes with multiple customers that enhance plant performance and largely offset the financial impact of the boiler structural steel design issues we identified in late-September."

"We are driving cost-savings actions within our business segments and in overhead-related functions, with a target of approximately $45 million in annual savings, as we work to improve our global cost structure," continued Mr. Ferland.

"We ended third quarter in compliance with our financial covenants and forecast that we will remain in compliance going forward. Even with that positive outlook, it is prudent that we maximize our financial optionality as move closer to the completion of construction on our legacy U.K. Renewable new-build projects. With a favorable outlook for our MEGTEC and Universal business lines, we are evaluating strategic alternatives for these businesses. Beginning the process now should put us in a strong decision-making position in early 2018 to decide the best path forward."

Results of Operations

Consolidated revenues in third quarter 2017 were $408.7 million, a decrease of $2.3 million compared to $411.0 million in third quarter 2016, as higher revenue in the Industrial segment was offset by lower volumes in the Power segment and lower revenue on new-build projects in the Renewable segment. The GAAP operating loss in third quarter 2017 was $104.7 million compared to operating income of $11.1 million in third quarter 2016. Included in the third quarter 2017 GAAP operating loss are non-cash goodwill impairment charges of $86.9 million, recorded in the Renewable segment and SPIG business line. The adjusted operating loss in third quarter 2017 was $9.4 million, compared to adjusted operating income of $23.8 million in third quarter 2016, due mainly to lower recognized profits on new-build Renewable projects, lower profit in Industrial, and lower volumes in Power, which were partially offset by lower SG&A expense; see Exhibit 1 for a reconciliation of non-GAAP results.

Third quarter 2017 revenues for the Power segment decreased 4.5% to $202.2 million compared to $211.7 million in the prior year period. Revenues decreased as a result of lower construction activities associated with new build utility and environmental projects, which were mitigated by an increase in retrofit and service and industrial steam generation sales. Gross profit in the Power segment in third quarter 2017 was $40.6 million, compared to $48.9 million in the prior year period. Gross profit margin was 20.1% in third quarter 2017, compared to 23.1% in third quarter 2016. Benefits from the proactive restructuring plan introduced in mid-2016 and ongoing cost controls partially offset the impact of lower volumes on gross margin compared to the prior year period.

Industrial segment revenues increased 29.3% to $99.3 million in third quarter 2017 compared to $76.8 million in third quarter 2016, as organic growth was complemented by the addition of Universal. Gross profit in the Industrial segment was $9.5 million in third quarter 2017, compared to $14.6 million in the prior year period. Gross profit margin was 9.5%, compared to 19.0% last year, as higher volume was offset by overall business mix and lower profitability on certain cooling systems projects.

Revenues in the Renewable segment were $108.6 million for the third quarter of 2017, a 12.7% decrease compared to $124.3 million in third quarter 2016. Renewable segment gross profit was $0.2 million in third quarter 2017, compared to gross profit of $18.6 million reported in third quarter 2016.

In September 2017, the Company identified and announced the failure of a structural steel beam at a renewable new-build project in the U.K. Work was temporarily stopped at the project, pending corrective actions to stabilize the structure. A similar design was used on two other new-build projects in the U.K., and although no structural failure occurred on these projects, work was also stopped for a short period time, and reinforcement of the structure is underway. Total costs associated with the structural steel design issue at the three projects, mainly due to the resulting schedule impact, are in line with our previously stated estimate, and are estimated to be approximately $20 million. These costs were largely offset in the quarter by an increase in project revenue of approximately $15 million related to agreements with customers for design changes to increase the power output at the three new-build projects where the boiler structural steel design issue was identified.

Cost Savings Targeting $45 Million in Annual Savings

The Company has identified and is implementing multiple actions to proactively improve its global cost structure. Key actions include:

•	Cost-savings initiatives across the Company including domestic and international workforce reductions, SG&A cost reductions and office closures and consolidations in non-core geographies. These actions are focused on productivity and efficiency gains to enhance profitability and cash flow.

•
Specific to B&W Vølund, the Company is implementing a workforce reduction of approximately 30%. These actions are expected to optimize its workforce to operate under a new execution model for the Company’s new-build renewable business. The new model focuses on B&W’s core boiler, grate and environmental equipment technologies, with the balance-of-plant and civil construction scope being executed by a partner. This model provides the Company with a lower-risk profile and aligns with B&W’s strategy of being an equipment technology and solutions provider.

In total, these actions represent a workforce reduction of 9% and are expected to deliver annual savings of approximately $45 million in 2018. Roughly $20 million of these savings are anticipated to directly benefit profitability, with the remainder targeted at sustaining profitability as the Renewable segment shifts to its new execution model, and as the Company continues to optimize its Power business primarily as the result of lower revenue in the global new-build coal-fired power market. Total costs associated with these actions are anticipated to be approximately $20 million, most of which are expected to be recognized in fourth quarter 2017.

Evaluating Strategic Alternatives

The Company initiated the process to evaluate strategic alternatives for its MEGTEC and Universal business lines. The Company has engaged William Blair & Company LLC as a financial advisor in connection with this process. In addition, the Company continues to evaluate potential options regarding non-core assets.

Balance Sheet

The Company’s cash and cash equivalents balance, net of restricted cash, was $48.1 million at September 30, 2017. During the quarter, the Company entered into a second-lien term loan agreement under which the Company borrowed $175.9 million of which, the majority of which as used to reduce balances under revolving credit facilities. At September 30, 2017, outstanding balances under revolving credit facilities totaled $71.3 million.

Goodwill Impairment

The Company recorded non-cash goodwill impairment charges of $86.9 million in third quarter 2017 primarily due to a higher discount rate applied to projected cash flows in the Renewable segment and both a higher discount rate and lower near-term profitability in the SPIG business line.

Revising 2017 Outlook

The Company is providing revenue and gross margin guidance by segment as follows:

•	Power: full year 2017 revenue at the low end of the previously guided range of $825 million to $875 million, with gross margin in the low 20% range

•	Renewable: full year 2017 revenue of approximately $350 million with positive gross margins in second half 2017

•	Industrial: full year 2017 revenue at the low end of the previously guided range of $400 million to $450 million, with gross margin in the mid-teens

Conference Call to Discuss Third Quarter 2017 Results

Date:        Wednesday, November 8, 2017, at 5:00 p.m. EST
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which we operate; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; covenant compliance; and project execution. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to maintain sufficient sources of liquidity to fund our operations, including sufficient bonding and surety capacity to meet customer requirements; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully capitalize on the strategic alternative evaluation of our MEGTEC and Universal business lines; our ability to successfully integrate and realize the expected synergies from acquisitions; our ability to realize the benefits of expected cross-selling opportunities from acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment, including our efforts to enhance its resources and infrastructure; timely completion of engineering work; productivity of subcontractors; our ability to successfully refine our the execution model of our Renewable segment; our ability to meet performance guarantees; our ability to successfully partner with third parties to win and execute renewable projects; changes in the jurisdictional mix of our income and losses; disruptions experienced with customers and suppliers; claims by third parties; the inability to retain key personnel; adverse changes in the industries in which we operate; and delays, changes or termination of contracts in backlog. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #
Investor Contact:         Media Contact:
Chase Jacobson         Ryan Cornell

Vice President, Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 » investors@babcock.com         330.860.1345 » rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(In millions, except per share amounts)

	Three Months Ended September 30, 2017
	GAAP	Restructuring and spin-off transaction costs	Acquisition and integration costs	Financial advisory services	Goodwill impairment	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(104.7)	$3.8	$0.3	$0.4	$86.9	$(13.4)	$4.0	$(9.4)
Other expense	(15.0)	—	—	—	—	(15.0)	—	(15.0)
Income tax expense (benefit)	(5.6)	0.9	0.1	0.1	1.1	(3.4)	1.3	(2.1)
Net income (loss)	$(114.1)	$2.9	$0.2	$0.2	$85.8	$(25.0)	$2.7	$(22.3)
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	(0.2)	—	(0.2)
Net income (loss) attributable to shareholders	$(114.3)	$2.9	$0.2	$0.2	$85.8	$(25.2)	$2.7	$(22.5)

Diluted EPS - continuing operations	$(2.48)	$0.06	$—	$—	$1.86	$(0.55)	$0.06	$(0.49)

Income tax rate	4.7%					12.0%		8.8%

	Three Months Ended September 30, 2016
	GAAP	Restructuring costs and spin-off transaction costs	Acquisition and integration costs	Pension & OPEB MTM (gain) / loss	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$11.1	$2.4	$0.8	$0.6	$15.0	$8.8	$23.8
Other expense	(0.5)	—	—	—	(0.5)	—	(0.5)
Income tax expense (benefit)	1.6	0.7	(0.2)	0.2	2.4	2.8	5.2
Net income (loss)	$9.0	$1.7	$1.0	$0.5	$12.1	$6.0	$18.1
Net loss attributable to non-controlling interest	(0.1)	—	—	—	(0.1)	—	(0.1)
Net income (loss) attributable to shareholders	$8.9	$1.7	$1.0	$0.5	$12.0	$6.0	$18.0

Diluted EPS - continuing operations	$0.18	$0.04	$0.02	$0.01	$0.24	$0.12	$0.36

Income tax rate	15.2%				16.3%		22.3%

	Nine Months Ended September 30, 2017
	GAAP	Impairment of equity method investment	Restructuring and spin-off transaction costs	Acquisition and integration costs	Pension & OPEB MTM (gain) / loss	Litigation	Financial advisory services	Goodwill impairment	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(258.2)	$18.2	$8.9	$3.1	$1.1	$—	$0.4	$86.9	$(139.6)	$14.5	$(125.2)
Other income (expense)	(21.2)	—	—	—	—	3.7	—	—	(17.5)	—	(17.5)
Income tax expense (benefit)	(7.6)	—	2.2	0.7	0.3	1.4	0.1	1.1	(1.8)	4.6	2.7
Net income (loss)	$(271.8)	$18.2	$6.8	$2.4	$0.8	$2.3	$0.2	$85.8	$(155.3)	$9.9	$(145.4)
Net loss attributable to non-controlling interest	(0.6)	—	—	—	—	—	—	—	(0.6)	—	(0.6)
Net income (loss) attributable to shareholders	$(272.3)	$18.2	$6.8	$2.4	$0.8	$2.3	$0.2	$85.8	$(155.9)	$9.9	$(146.0)

Diluted EPS - continuing operations	$(5.69)	$0.38	$0.14	$0.05	$0.02	$0.05	$—	$1.79	$(3.25)	$0.21	$(3.05)

Income tax rate	2.7%								1.2%		(1.9)%

	Nine Months Ended September 30, 2016
	GAAP	Restructuring costs and spin-off transaction costs	Pension & OPEB MTM (gain) / loss	Acquisition and integration costs	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(44.2)	$38.0	$30.5	$2.8	$27.1	$11.9	$39.0
Other income (expense)	(0.4)	—	—	—	(0.4)	—	(0.4)
Income tax expense (benefit)	(0.8)	(0.7)	11.1	0.6	10.3	3.9	14.2
Net income (loss)	$(43.8)	$38.7	$19.4	$2.2	$16.5	$8.0	$24.4
Net loss attributable to non-controlling interest	(0.3)	—	—	—	(0.3)	—	(0.3)
Net income (loss) attributable to shareholders	$(44.1)	$38.7	$19.4	$2.2	$16.2	$8.0	$24.1

Diluted EPS - continuing operations	$(0.87)	$0.76	$0.38	$0.04	$0.32	$0.16	$0.48

Income tax rate	1.8%				38.4%		36.8%

(1) Figures may not be clerically accurate due to rounding.

(2) B&W is providing non-GAAP information regarding certain of its historical results to supplement the results provided in accordance with GAAP, and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues	$408.7	$411.0	$1,149.6	$1,198.3
Costs and expenses:
Cost of operations	361.4	337.2	1,095.3	1,018.3
Selling, general and administrative expenses	60.2	60.7	195.8	182.8
Goodwill impairment charges	86.9	0.0	86.9	0.0
Restructuring activities and spin-off transaction costs	3.8	2.4	8.9	38.0
Research and development costs	2.3	2.4	7.5	8.3
Losses (gains) on asset disposals, net	0.1	0.0	0.1	0.0
Total costs and expenses	514.7	402.6	1,394.4	1,247.4
Equity in income (loss) and impairment of investees	1.2	2.8	(13.4)	4.9
Operating income (loss)	(104.7)	11.1	(258.2)	(44.2)
Other income (expense):
Interest income	0.1	0.1	0.4	0.7
Interest expense	(7.5)	(0.4)	(15.6)	(1.2)
Other – net	(7.6)	(0.2)	(6.0)	0.1
Total other income (expense)	(15.0)	(0.5)	(21.2)	(0.4)
Income (loss) before income tax expense	(119.7)	10.6	(279.4)	(44.6)
Income tax expense (benefit)	(5.6)	1.6	(7.6)	(0.8)
Net income (loss)	(114.1)	9.0	(271.8)	(43.8)
Net income attributable to noncontrolling interest	(0.2)	(0.1)	(0.6)	(0.3)
Net income (loss) attributable to shareholders	$(114.3)	$8.9	$(272.3)	$(44.1)

Basic earnings (loss) per share	$(2.48)	$0.18	$(5.69)	$(0.87)

Diluted earnings (loss) per share	$(2.48)	$0.18	$(5.69)	$(0.87)

Shares used in the computation of earnings per share:
Basic	46.1	49.6	47.9	50.6
Diluted	46.1	49.9	47.9	50.6

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)
(In millions, except per share amount)

	September 30, 2017	December 31, 2016
Cash and cash equivalents	$48.1	$95.9
Restricted cash and cash equivalents	26.6	27.8
Accounts receivable – trade, net	320.2	282.3
Accounts receivable – other	67.4	73.8
Contracts in progress	169.2	166.0
Inventories	91.1	85.8
Other current assets	37.3	46.0
Total current assets	760.0	777.5
Net property, plant and equipment	143.1	133.6
Goodwill	204.1	267.4
Deferred income taxes	163.0	163.4
Investments in unconsolidated affiliates	87.4	98.7
Intangible assets	80.0	71.0
Other assets	22.2	17.5
Total assets	$1,459.9	$1,529.1

Foreign revolving credit facilities	$12.4	$14.2
Accounts payable	243.6	220.7
Accrued employee benefits	38.0	35.5
Advance billings on contracts	219.8	210.6
Accrued warranty expense	41.2	40.5
Other accrued liabilities	92.5	96.0
Total current liabilities	647.5	617.5
United States revolving credit facility	58.9	9.8
Second lien term loan facility	138.4	—
Pension and other accumulated postretirement benefit liabilities	275.3	301.3
Other noncurrent liabilities	45.0	39.6
Total liabilities	1,165.1	968.2
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, authorized 200.0 shares; issued 44.0 and 48.7 shares at September 30, 2017 and December 31, 2016, respectively	0.5	0.5
Capital in excess of par value	800.2	806.6
Treasury stock at cost, 5.7 and 5.6 shares at September 30, 2017 and December 31, 2016, respectively	(104.7)	(103.8)
Retained deficit	(387.0)	(114.7)
Accumulated other comprehensive loss	(22.4)	(36.5)
Stockholders' equity attributable to shareholders	286.5	552.1
Noncontrolling interest	8.3	8.8
Total stockholders' equity	294.8	561.0
Total liabilities and stockholders' equity	$1,459.9	$1,529.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$(271.8)	$(43.8)
Non-cash items included in net income (loss):
Depreciation and amortization of long-lived assets	31.0	27.4
Amortization of debt issuance cost and debt discount	3.2	—
Income of equity method investees	(4.8)	(4.9)
Goodwill impairment charges	86.9	—
Other than temporary impairment of investment in TBWES	18.2	—
Losses on asset disposals and impairments	0.5	14.9
Provision for (benefit from) deferred taxes	(2.1)	(7.6)
Recognition of losses (gains) for pension and postretirement plans	(1.2)	30.6
Stock-based compensation, net of associated income taxes	8.5	13.9
Changes in assets and liabilities:
Accounts receivable	1.4	49.1
Accrued insurance receivable	—	(15.0)
Contracts in progress and advance billings on contracts	6.7	(54.0)
Inventories	2.7	(8.0)
Income taxes	9.2	6.3
Accounts payable	5.5	(32.4)
Accrued and other current liabilities	(16.0)	(3.7)
Pension liabilities, accrued postretirement and employee benefits	(28.0)	(21.2)
Other, net	(0.8)	8.6
Net cash from operating activities	(150.8)	(39.8)
Cash flows from investing activities:
Decrease in restricted cash and cash equivalents	(2.9)	8.3
Investment in equity method investees	—	(26.2)
Purchase of property plant and equipment	(10.7)	(20.4)
Acquisition of businesses, net of cash acquired	(52.5)	(143.0)
Purchases of available-for-sale securities	(22.9)	(30.7)
Sales and maturities of available-for-sale securities	31.1	21.0
Other	0.1	(0.6)
Net cash from investing activities	(57.9)	(191.6)
Cash flows from financing activities:
Borrowings under our United States revolving credit facility	511.4	75.5
Repayments of our United States revolving credit facility	(462.3)	(42.2)
Proceeds from our second lien term loan facility, net of $34.2 million discount	141.7	—
Repayments of our foreign revolving credit facilities	(3.3)	(18.3)
Common stock repurchase from related party	(16.7)	—
Shares of our common stock returned to treasury stock	(0.9)	(78.4)
Debt issuance costs	(14.0)	—
Other	(0.3)	(1.2)
Net cash from financing activities	155.5	(64.6)
Effects of exchange rate changes on cash	5.4	(4.1)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(47.8)	(300.1)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	95.9	365.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$48.1	$65.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS:	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES:
Power	$202.2	$211.7	$612.3	$762.3
Renewable	108.6	124.3	262.2	293.6
Industrial	99.3	76.8	281.7	147.3
Eliminations	(1.4)	(1.9)	(6.5)	(4.9)
	$408.7	$411.0	$1,149.6	$1,198.3

GROSS PROFIT:
Power	$40.6	$48.9	$132.7	$170.9
Renewable	0.2	18.6	(100.1)	14.5
Industrial	9.5	14.6	34.2	33.5
Intangible asset amortization included in cost of operations	(3.0)	(7.8)	(11.5)	(8.8)
Mark to market adjustment included in cost of operations	0.0	(0.6)	(1.0)	(30.1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
AMORTIZATION EXPENSE
Power	$0.3	$0.3	$0.9	$0.8
Renewable	0.2	0.4	0.6	0.9
Industrial	3.5	8.1	13.0	10.2
	$4.0	$8.8	$14.5	$11.9
DEPRECIATION EXPENSE
Power	$2.3	$2.4	$7.0	$7.6
Renewable	0.6	0.3	1.8	1.0
Industrial	0.9	0.8	2.4	1.1
Corporate	1.8	2.7	5.4	5.8
	$5.6	$6.2	$16.6	$15.5

BOOKINGS:	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Power	$122	$198	$476	$623
Renewable	35	(2)	86	124
Industrial	100	70	360	133
Other/Eliminations	(2)	—	(40)	—
	$255	$266	$881	$880

BACKLOG:	As of September 30,
	2017	2016
Power	$482	$668
Renewable	1,064	1,289
Industrial	317	233
Other/Eliminations	(37)	—
	$1,826	$2,190
(1) Figures may not be clerically accurate due to rounding.